News Release

Burcon Announces Rights Offering

Vancouver, British Columbia, November 20, 2024 - Burcon NutraScience Corporation ("Burcon" or the "Company") (TSX: BU) (OTCQB: BRCNF), a global technology leader in the development of plant-based proteins for foods and beverages, is pleased to announce that it will be offering rights (the "Rights Offering") to holders of its common shares ("Common Shares") of record at the close of business on November 27, 2024 (the "Record Date") in eligible jurisdictions.  Pursuant to the Rights Offering, each holder of Common Shares will receive one transferable right (a "Right") for each Common Share held.  Each Right will entitle a holder to purchase one Common Share at a price of $0.085 (the "Subscription Price").  The Subscription Price is equal to approximately a 39% discount to the volume weighted average trading price of the Common Shares on the Toronto Stock Exchange (the "TSX") for the 5-day period ending on November 19, 2024.  The Company will host a virtual investor presentation today, November 20, 2024 at 5:00pm Eastern time to discuss the Rights Offering and other Company updates.

Virtual Investor Presentation Details

A link to the webcast of the conference call is available on Burcon's website under "Presentations" or directly here.  The webcast will also be archived for future playback.

A live Q&A session will follow the formal presentation.  Attendees wishing to have a question addressed at the event can submit them in advance to plam@burcon.ca.

Investors interested in participating in the live call can dial in using the details below:

Date: Wednesday November 20, 2024

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Toll-free dial-in (North America): 1-800-717-1738

Dial-in (toll/international): 1-646-307-1865

Conference ID: 64804

Further Information Regarding the Rights Offering

The estimated net proceeds of the Rights Offering, assuming full exercise of the Rights and after deducting expenses, will be approximately $11.9 million.

A maximum of 142,628,096 Common Shares will be issued pursuant to the Rights Offering, representing 100% of the currently issued and outstanding Common Shares. The Rights Offering will be conducted in Canada and the United States, where permitted, and in those jurisdictions where Burcon may lawfully offer the Rights. No fractional Common Shares will be issued.

The Rights Offering will include an additional subscription privilege under which holders of Rights who fully exercise their Rights will be entitled to subscribe pro rata for additional Common Shares, if available, that were not otherwise subscribed for in the Rights Offering.

A Rights Offering notice (the "Notice"), together with a direct registration system advice representing the Rights and a rights subscription form will be mailed to registered holders of Common Shares as of the Record Date. Full details of the Rights Offering, including information regarding the distributions of the Rights and the procedures to be followed, are included in the Rights Offering circular, which will be filed today, together with the Notice, under Burcon's profile on SEDAR+ at www.sedarplus.ca.

Rights Subscription and Trading Details

To subscribe for Common Shares, a completed Rights certificate, together with payment in full of the Subscription Price for each Common Share subscribed for, must be received by the subscription agent for the Rights Offering, Computershare Investor Services Inc., prior to the expiry of the Rights at 5:00 p.m. (Eastern time) on February 12, 2025. Shareholders who own their Common Shares through an intermediary, such as a bank, trust company, securities dealer or broker, will receive materials and instructions from their intermediary.

The Rights and the Common Shares issuable upon exercise of the Rights will be listed on the TSX. The Rights will be listed for trading on the TSX beginning on November 27, 2024 under the symbol "BU.RT". Trading in the Rights on the TSX will cease at 12:00 p.m. (Eastern time) on February 12, 2025.

Insider Participation

To the knowledge of Burcon, after reasonable inquiry, all directors, senior officers and persons controlling over 10% of the Common Shares of the Company (collectively, the "Insider Group"), as at the date hereof, intend to exercise  all or a significant portion of the Rights they are issued in connection with the Rights Offering .  As at the date hereof, the Insider Group owns or exercises control or direction over, directly or indirectly, 40,568,881 Common Shares, representing approximately 28.44% of the issued and outstanding Common Shares. Assuming the full take-up their basic subscription privileges, these insiders would own an aggregate of 81,137,762 Common Shares following the Rights Offering.

Use of Proceeds

The estimated net proceeds of the Rights Offering will be used primarily to provide sufficient funds for  ongoing operational costs.  In addition, and as part of Burcon's capital light business strategy, the Company has begun to explore options to expand its production capacity. Burcon plans to use part of the net proceeds from the Rights Offering to conduct due diligence on and potentially negotiate for an opportunity to expand its production capacity by acquiring the rights to access a production facility. Such opportunity, if determined to be beneficial to Burcon and successfully negotiated, is anticipated to represent a commercial lease of a production facility.

The Company is also registering the offer and sale of the shares issuable on exercise of the Rights on a Form F-7 registration statement under the U.S. Securities Act of 1933, as amended. Shareholders in the United States should review the Form F-7 which will be filed with the United States Securities and Exchange Commission and when filed, can be found at www.sec.gov and may also be obtained by contacting the Corporate Secretary by email at dlaw@burcon.ca.

The completion of the Rights Offering is not subject to Burcon receiving any minimum amount of subscriptions.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein. There shall be no offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of such securities under the laws of any such jurisdiction.

About Burcon NutraScience Corporation

Burcon is a global technology leader in the development of plant-based proteins for foods and beverages.  Our proteins exhibit superior functionality, taste and nutrition, making them ideal ingredients for food formulators.  With over two decades of experience, Burcon has amassed an extensive patent portfolio covering its novel plant-based proteins derived from pea, canola, soy, hemp and sunflower seeds, among other plant sources.  Burcon is committed to delivering next-generation, best-in-class protein solutions, positioning itself as a key player in the rapidly expanding plant-based market.  Supporting the growing trend towards a plant-based diet, Burcon offers sustainable protein ingredients that we believe are better for you and better for the planet.  For more information, visit www.burcon.ca.

Forward-Looking Information Cautionary Statement

The TSX has not reviewed and does not accept responsibility for the adequacy of the content of the information contained herein. This press release contains forward-looking statements or forward-looking information within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation. Forward-looking statements or forward-looking information involve risks, uncertainties and other factors that could cause actual results, performances, prospects and opportunities to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements or forward-looking information can be identified by words such as "anticipate," "aim", "intend," "plan," "goal," "project," "estimate," "expect," "believe," "future," "likely," "may," "should," "could," "will" and similar references to future periods. All statements included in this release, other than statements of historical fact, are forward-looking statements. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements or information. Important factors that could cause actual results to differ materially from Burcon's plans and expectations include the implementation of our business model and growth strategies; trends and competition in our industry our future business development, financial condition and results of operations and our ability to obtain financing cost-effectively; potential changes of government regulations; and other risks and factors detailed herein and from time to time in the filings made by Burcon with securities regulators and stock exchanges, including in the section entitled "Risk Factors" in Burcon's annual information form for the year ended March 31, 2024 and its other public filings with Canadian securities regulators on SEDAR+ at www.sedarplus.ca. This list is not exhaustive of the factors that may affect any of the Company's forward-looking statements or information.  Any forward-looking statement or information speaks only as of the date on which it was made, and, except as may be required by applicable securities laws, Burcon disclaims any intent or obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise. Although Burcon believes the assumptions inherent in the forward-looking statements are reasonable, forward-looking statements are not guarantees of future performance, and, accordingly, investors should not rely on such statements.

Industry and Investor Contact

Paul Lam

Director, Investor Relations and Communications

Burcon NutraScience Corporation

Tel (604) 733-0896, Toll-free (888) 408-7960

plam@burcon.ca  www.burcon.ca

Media Contact:

Steve Campbell, APR

President

Campbell & Company Public Relations

Tel (604) 888-5267

TECH@CCOM-PR.COM